Exhibit 10.2

CELL GENESYS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Robert Dow (“Employee”) and Cell Genesys, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

RECITALS

     A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders for the Company to have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

     The parties hereto agree as follows:

     1. Term of Agreement. This agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

     2. Term of Employment. The Company and the Employee acknowledge that the Employee’s employment shall continue until terminated in accordance with clause 4 or 16 of the Contract of Employment. If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided under English law or the Contract of Employment, or as may otherwise be available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

      3. Severance Benefits.

      (a) Termination Following a Change of Control. If the Employee’s employment terminates as a result of Involuntary Termination other than for Cause at any time within two (2) years following a Change of Control, then, subject to Section 5, the Employee shall be entitled to receive the following severance benefits

               (1) Severance Payment. A cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation;

               (2) Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental, vision, long-term disability and life insurance coverage as set out in clause 7 of the Contract of Employment at the same level of coverage as was provided to such employee immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) one year from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide the Employee and his dependents with comparable benefits and levels of coverage. For purpose of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates. The benefits under this section shall be subject always to the rules of the relevant schemes and the governing law of the country of the provider of any such benefits.

               (3) Option and Restricted Stock Accelerated Vesting. One Hundred percent (100%) of the unvested portion of any stock option or restricted stock held by the Employee shall automatically be accelerated in full so as to become completely vested but shall otherwise continue to be governed by the terms of the Company’s stock option plan or restricted stock plan under which the options were granted, together with the stock option or restricted stock agreement between the Company and the Employee that governs the terms of each stock option or restricted stock award and, where relevant the joint election agreement between the Company and the Employee.

               (4) Extension of Post-Termination Exercise of Stock Options. The stock options held by the Employee shall become exercisable for a period of ten years from their original date of grant by the Company but shall otherwise continue to be governed by the terms of the Company’s stock option plan under which the options were granted, together with the stock option agreement between the Company and the Employee that governs the terms of each stock option award and, where relevant the joint election agreement between the Company and the Employee.

          (b) Timing of Severance Payments. Any severance payment to which the Employee is entitled under Section 3(a)(1) shall be paid by the Company to the Employee (or to the Employee’s successors in interest, pursuant to Section 7(b)) in cash and in full, not later than (30) calendar days following the Termination Date; provided, however, that the Employee shall be permitted to defer fifty percent (50%) of his severance payment until one year following the Termination Date if the Employee submits a written election to the Company irrevocably electing such deferral within seven days of the Termination Date .

          (c) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive a severance or other benefits except for those (if any) as may then be established under the Contract of Employment or the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

          (d) Long Term Illness; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Long Term Illness, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Contract of Employment or the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company and notwithstanding that the Employee is or may be entitled to benefit under the terms of the Company’s permanent health insurance scheme.

          (e) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twenty-four (24)-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Contract of Employment or the Company’s existing severance and benefits plans and practices or pursuant to other agreements with the Company.

     4. Attorney Fees, Costs and Expenses. The Company shall promptly reimburse the Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by the Employee to enforce his rights under section 3(a), regardless of the outcome of the action.

     5. Taxation of Payments.

Any payments made to the Employee under this Agreement shall be subject to the prior deduction of income tax and national insurance contributions or such other applicable withholding or social security contributions.

     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Annual Compensation. “Annual Compensation” means an amount equal to the sum of Employee’s (i) annual Company basic salary at the highest rate in the effect in the twelve months immediately preceding the Change of Control, and (ii) 100% of the Employee’s annual target bonus as in effect immediately prior to the Change of Control.

          (b) Cause. “Cause” shall mean either (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) any circumstance permitting the Company to terminate the Employee’s employment summarily in accordance with clause 16 of the Contract of Employment, or (iii) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued breaches by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

          (c) Change of Control. “Change of Control” means the occurrence of any of the following events:

               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

               (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes (either by a specific vote or by approval of the proxy statement of Cell Genesys in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination;

               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than the merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls the Company or controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or the voting power represented by the voting securities of the Company or such surviving entity or the entity that controls the Company or controls such surviving entity outstanding immediately after such merger or consolidation; or

               (iv) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

          (d) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title, authority or responsibilities relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and prerequisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of employment of the Employee by the Company which is not effected for the reasons stated in section 3(d) or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 7(a) below; or (viii) any other act or set of facts or circumstances which would, under English law constitute a constructive dismissal of the Employee.

          (e) Long Term Illness. “Long Term Illness” shall mean that the Employee has been unable to perform his duties properly by reason of illness or injury for a period or periods exceeding six months in any 12 month period or if the Company at any time has reason to believe that because of any such cause the Employee may be unable properly to perform his duties for a period or periods of six months or more (over any consecutive 12 month period including past periods of incapacity).

          (f) Termination Date. “Termination Date” shall mean the date on which the Employee’s employment terminates.

     7. Successor.

          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee’s Successor’s. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been served when received. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination of employment by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this the Contract of Employment or the Agreementrelied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by English law save for interpretation of section 6 (c) and 7 (as applicable)

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CELL GENESYS, INC.

	By:	/s/ Stephen A. Sherwin, M.D.

	Title:	Chairman of the Board and Chief Executive Officer
	Date:	May 2, 2005

EMPLOYEE	By:	/s/ Robert J. Dow

	Title:	Senior Vice President, Medical Affairs
	Date:	May 2, 2005